Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Patria Latin American Opportunity Acquisition Corp. (ROC #372080) (the “Company”)

TAKE NOTICE that at an Extraordinary General Meeting of the shareholders of the Company held on 12 June 2024, the following special resolutions were passed:

RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	Article 49.7 of PLAO’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

(b)	“In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to 42 months without another shareholder vote if such date is extended by the Company (acting by the Directors) as set forth below), or such later time as the Members may approve in accordance with the Articles, the Company shall: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within 15 months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination on a monthly basis for up to twenty seven times by an additional one month each time after the fifteenth (15th) month from the closing of the IPO, by resolution of the Directors, if requested by the Sponsor in writing, and upon one day’s advance notice prior to the applicable Termination Date, until 42 months from the closing of the IPO, on such terms as have been notified to the Members prior to the adoption of the Articles.”

(c)	Article 49.8 of PLAO’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.8:

“In the event that any amendment is made to the Articles: (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to 42 months if such date is extended), or such later time as the Members may approve in accordance with the Articles; or (b) with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.”

/s/ Cynthia Cansell
Cynthia Cansell
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 13th day of June 2024